FOR IMMEDIATE RELEASE

NOTICE THAT THE ANNUAL MEETING OF SHAREHOLDERS OF CRAFT BREW ALLIANCE WILL BE HELD AS A VIRTUAL MEETING ON MAY 29, 2020

Portland, Ore. (April 16, 2020) – Craft Brew Alliance, Inc. (“CBA”) (Nasdaq: BREW) announced today that, in light of continuing public health concerns related to the COVID-19 pandemic, its Annual Meeting of Shareholders will be held on May 29, 2020 in virtual format only. Additionally, following updated guidance issued by the Securities and Exchange Commission on April 7, 2020, CBA will mail only a Notice of Access card to shareholders of record, rather than full sets of proxy materials. The Notice of Access will include information on where to view all meeting materials online, including CBA’s 2019 Annual Report to Shareholders, the Proxy Statement for the Annual Meeting, the proxy card, and voting instructions. Beneficial (“street name”) holders will receive instructions from their broker or other nominee on how to access proxy materials and vote.

Only shareholders of record as of the close of business on March 24, 2020, and those who hold a legal proxy from their broker, are entitled to vote at the Annual Meeting. Beneficial holders may attend the meeting, but only those with a legal proxy may vote. To be admitted electronically to the Annual Meeting, shareholders must enter the control number found on their proxy card, voting instruction form or notice previously received. Voting instructions for those entitled to vote at the meeting will be available on the meeting website.

CBA’s proxy materials and Annual Report will also be available on our Investor Relations website at www.investors.craftbrew.com; however, that location cannot be used for voting purposes.

About Craft Brew Alliance
CBA is an independent craft brewing company that brews, brands, and brings to market world-class American craft beers. Our distinctive portfolio combines the power of Kona Brewing Company, a dynamic, fast-growing national craft beer brand, with strong regional breweries and innovative lifestyle brands Appalachian Mountain Brewery, Cisco Brewers, Omission Brewing Co., Redhook Brewery, Square Mile Cider Co., Widmer Brothers Brewing, and Wynwood Brewing Co. CBA nurtures the growth and development of its brands in today’s increasingly competitive beer market through our state-of-the-art brewing and distribution capability, integrated sales and marketing infrastructure, and strong focus on partnerships, local community and sustainability.
Formed in 2008, CBA is headquartered in Portland, Oregon and operates breweries and brewpubs across the U.S. CBA beers are available in all 50 U.S. states and 30 different countries around the world. For more information about CBA and our brands, please visit www.craftbrew.com.

Media and Investor Contact: Jenny McLean, Senior Communications Director, jenny.mclean@craftbrew.com

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